Exhibit 99.1

Rackspace Hosting Reports Second Quarter 2009 Results

For the quarter ended June 30, 2009:

•	Record net revenue of $152.0 million grew 16.2% year-over-year and 4.8% sequentially
•	Record adjusted EBITDA(1) of $48.1 million grew 42.2% year-over-year and 6.8% sequentially
•	Achieved record adjusted EBITDA margin of 31.7%, up from 25.9% one year ago
•	Record net income of $7.0 million grew 67.2% year-over-year and 6.1% sequentially

SAN ANTONIO – August 10, 2009 – Rackspace® Hosting, Inc. (NYSE: RAX), the world’s leader and specialist in hosting services, today reported financial results for the quarter ended June 30, 2009.

Net revenue for the second quarter ended June 30, 2009 was $152.0 million, up 4.8% from the first quarter of 2009 and up 16.2% from the quarter ended June 30, 2008. Revenue for the quarter was impacted by $2.4 million of service credits relating to service interruptions in a portion of the company’s DFW data center in June, offset by a sequential quarterly lift of $2.7 million in currency exchange rate fluctuation.

Managed hosting revenue increased to $138.9 million for the second quarter of 2009, up from $134.2 million in the first quarter of 2009. Cloud revenue increased to $13.1 million in the quarter, up from $10.9 million in the first quarter of 2009. Total customer count increased to 70,803, up from 62,078 customers in the first quarter of 2009. The 70,803 customer count includes 19,363 managed hosting customers and 51,440 cloud computing customers.

“We have made several improvements over the past few months that have made us a stronger, more profitable and tougher competitor as we position for another cycle of growth. Today, we believe we are even better positioned for profitable growth as the economy improves. We have been running the business to scale the profits and returns in our managed hosting offering while investing in the long-term, game changing offerings in our cloud business,” said Lanham Napier, president and chief executive officer. “Additionally, we have strengthened our pipeline by competing for larger opportunities and we are gaining traction in the enterprise space with several key customer wins.”

Adjusted EBITDA for the second quarter of 2009 was $48.1 million, a 6.8% increase compared to the first quarter of 2009 and a 42.2% increase compared to the second quarter of last year. Adjusted EBITDA margin for the second quarter of 2009 was 31.7% compared to 31.1% for the first quarter of 2009, and 25.9% for the second quarter of 2008.

“We delivered solid revenue growth and adjusted EBITDA margins this quarter,” said Bruce Knooihuizen, chief financial officer. “With our focus on operational discipline, we successfully continued on our path to improve the cost side of our business for enhanced profitability. We posted a company record adjusted EBITDA margin this quarter showing that great companies can differentiate during challenging times.”

Net income was $7.0 million for the second quarter of 2009, a 6.1% increase compared to the first quarter of 2009 and a 67.2% increase compared to the second quarter of last year. Net income margin for the second quarter of 2009 was 4.6% compared to 4.5% for the first quarter of 2009, and 3.2% for the second quarter of 2008.

Cash flow from operating activities was $58.0 million for the second quarter of 2009. Capital expenditures were $54.7 million, including $32.4 million for purchases of customer gear, $13.9 million for data center build outs, $1.7 million for office build outs, and $6.7 million for capitalized software and other expenditures.

For the full year of 2009, the company expects to have total capital expenditures of $165 million to $185 million, including $100 million to $115 million dollars for customer gear, approximately $30 million to $35 million for data centers, approximately $15 million for office space, and $20 million for capitalized software and other. Previous expectations for 2009 capital expenditures were between $120 million to $160 million. The increased spend is based on improved expectations for growth for the next twelve months.

At the end of the second quarter, cash and cash equivalents were $147.9 million. Included in that amount are investments in money market funds in the amount of $100.7 million. Debt obligations totaled $210.3 million. Of those, $106.2 million were related to current and non-current debt, primarily $100.0 million of borrowings on the company’s line of credit, and $104.1 million were related to obligations under capital and finance method leases. In July 2009, the company repaid $50.0 million on its line of credit, reducing outstanding debt under the line of credit to $50.0 million, thus increasing the amount available for future borrowings to $194.3 million.

On a worldwide basis, Rackspace employed 2,648 Rackers as of June 30, 2009, compared to 2,661 Rackers as of March 31, 2009, and up from 2,422 Rackers as of June 30, 2008.

Rackspace Cloud Highlights and Other Developments

•
Launch of Open API for Cloud: In July 2009, Rackspace announced the availability of the public beta of its Cloud Servers™ API. Through the open, standards-based API, Rackspace Cloud customers can now programmatically manage their cloud servers allowing for deep integration between applications and infrastructure which makes on demand scaling a reality. The Cloud Servers API also includes four new features, which are server metadata, server data injection, host identification and shared IP groups.

•
Private Cloud Launch: In July 2009, Rackspace announced its new Private Cloud offering, which allows customers to run the centrally managed VMware virtualization platform on private dedicated hardware environments. The Rackspace Private Cloud’s single-tenant architecture offers increased control and security, while still maintaining the scalability, flexibility and resource optimization that make shared cloud offerings so compelling.

•	IDG Best Places to Work: In July 2009, IDG’s Computerworld selected Rackspace as one of the top workplaces for information technology (IT) professionals.

•
Data Center Expansion: In July 2009, Rackspace entered into an agreement with Tarantula Ventures LLC, a DuPont Fabros Technology company, to lease approximately 36,700 square feet of raised floor space in a data center facility located in the Chicago area. The leased space will be provided with a maximum critical load power of 5.633 megawatts. The company expects to commence operations in this facility in late 2009.

Conference Call and Webcast

Management will host a conference call to discuss its second quarter 2009 financial results today at 4:30 p.m. EDT. To access the conference call, please dial 877-718-5111 from the United States or dial 719-325-4907 from abroad and reference pass code 7023514. A live webcast and a replay of the conference call will be available on Rackspace’s website, located at ir.rackspace.com.

About Rackspace Hosting

As the leader and specialist in hosting services, Rackspace Hosting® is changing the way businesses worldwide buy IT. Rackspace delivers computing-as-a-service, integrating the industry’s best technologies into a flexible service offering, making computing more reliable and affordable. A trusted partner to companies of all sizes, Rackspace enables IT departments to be more effective. Rackspace is distinguished by its award-winning Fanatical Support®, furthering the company’s mission to be one of the world’s greatest service companies. Rackspace is recognized as one of FORTUNE’S® “100 Best Companies to Work For”, ranking number 43 on the 2009 list.  Rackspace's portfolio of hosted IT services includes managed hosting (www.rackspace.com), email hosting (www.mailtrust.com) and cloud hosting (www.mosso.com).  For more information on Rackspace Hosting please visit www.rackspace.com or call 800-961-2888.

Forward Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected operational and financial results, long term investment strategies, growth plans, expected results from the integration of technologies and acquired businesses, the performance or market share relating to products and services; any statements of expectation or belief; and any statements or assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include infrastructure failures, the continuation or further deterioration of the current difficult economic conditions or further fluctuations, disruptions, instability or downturns in the economy, the effectiveness of managing company growth, technological and competitive factors, regulatory factors, and other risks that are described in Rackspace Hosting’s Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 12, 2009 and in Rackspace Hosting’s Form 10-Q for the quarter ended June 30, 2009 that will be filed later this week. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investor Relations	Media Relations
Jason Luce	Rachel Ferry
210-312-7291	210-312-3732
ir@rackspace.com	rachel.ferry@rackspace.com

Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share data)	2008	2009	2009	2008	2009

Net revenue	$130,829	$145,077	$151,995	$250,442	$297,072
Costs and expenses:
Cost of revenue	42,842	46,210	48,235	82,065	94,445
Sales and marketing	19,846	20,502	19,080	37,414	39,582
General and administrative	38,108	37,540	41,566	71,741	79,106
Depreciation and amortization	21,637	27,804	29,711	40,688	57,515
Total costs and expenses	122,433	132,056	138,592	231,908	270,648
Income from operations	8,396	13,021	13,403	18,534	26,424
Other income (expense):
Interest expense	(1,834)	(2,535)	(2,172)	(3,164)	(4,707)
Interest and other income (expense)	173	(91)	(267)	420	(358)
Total other income (expense)	(1,661)	(2,626)	(2,439)	(2,744)	(5,065)
Income before income taxes	6,735	10,395	10,964	15,790	21,359
Income taxes	2,553	3,807	3,973	6,166	7,780
Net income	$4,182	$6,588	$6,991	$9,624	$13,579

Net income per share
Basic	$0.04	$0.06	$0.06	$0.09	$0.11
Diluted	$0.04	$0.05	$0.06	$0.09	$0.11

Weighted average number of shares outstanding
Basic	103,227	117,608	120,214	102,901	118,918
Diluted	110,508	121,889	126,442	109,810	124,007

Consolidated Balance Sheets

(In thousands)	December 31,	June 30,
	2008	2009
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$238,407	$147,877
Accounts receivable, net of allowance for doubtful accounts and customer credits of $3,295 as of December 31, 2008
and $6,901 as of June 30, 2009	30,932	38,642
Income taxes receivable	12,318	13,353
Prepaid expenses and other current assets	10,838	11,572
Total current assets	292,495	211,444

Property and equipment, net	362,042	407,901
Goodwill	6,942	14,329
Intangible assets, net	15,101	13,567
Other non-current assets	8,681	9,552
Total assets	$685,261	$656,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$71,387	$87,316
Current portion of deferred revenue	16,284	16,812
Current portion of obligations under capital leases	38,909	43,381
Current portion of debt	5,944	52,485
Total current liabilities	132,524	199,994

Non-current deferred revenue	3,883	3,199
Non-current obligations under capital leases	50,781	60,707
Non-current debt	204,779	53,711
Non-current deferred income taxes	13,398	20,475
Other non-current liabilities	10,212	9,884
Total liabilities	415,577	347,970

COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
Common stock	117	121
Additional paid-in capital	207,589	225,345
Accumulated other comprehensive income (loss)	(16,027)	(8,227)
Retained earnings	78,005	91,584
Total stockholders’ equity	269,684	308,823
Total liabilities and stockholders’ equity	$685,261	$656,793

Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2009	2009	2008	2009

Cash Flows From Operating Activities
Net income	$4,182	$6,588	$6,991	$9,624	$13,579
Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation and amortization	21,637	27,804	29,711	40,688	57,515
Loss on disposal of equipment, net	650	176	311	1,977	487
Provision for bad debts and customer credits	812	2,309	4,073	1,210	6,382
Deferred income taxes	1,367	2,507	2,810	2,524	5,317
Share-based compensation expense	3,804	4,237	5,017	6,556	9,254
Other non-cash compensation expense	109	85	324	140	409
Excess tax benefits from share-based
compensation arrangements	(1,913)	-	-	(2,621)	-
Changes in certain assets and liabilities
Accounts receivables	(2,020)	(6,336)	(6,522)	(1,640)	(12,858)
Income taxes receivable	-	(257)	(778)	-	(1,035)
Accounts payable and accrued expenses	4,809	(6,601)	18,627	11,077	12,026
Deferred revenues	673	304	(1,096)	2,157	(792)
All other operating activities	(1,264)	(17)	(1,419)	(2,688)	(1,436)
Net cash provided by operating activities	32,846	30,799	58,049	69,004	88,848

Cash Flows From Investing Activities
Purchases of property and equipment, net	(40,273)	(25,589)	(31,027)	(87,521)	(56,616)
Earnout payments for acquisitions	-	-	(5,622)	-	(5,622)
Net cash used in investing activities	(40,273)	(25,589)	(36,649)	(87,521)	(62,238)

Cash Flows From Financing Activities
Principal payments of capital leases	(6,595)	(9,838)	(11,084)	(14,144)	(20,922)
Principal payments of notes payable	(1,777)	(751)	(3,776)	(2,929)	(4,527)
Borrowings on line of credit	20,000	-	-	40,000	-
Payments on line of credit	-	(100,000)	-	-	(100,000)
Payments for debt issuance costs	-	-	(328)	(158)	(328)
Proceeds from sale leaseback transactions	782	-	-	1,543	-
Proceeds from issuance of common stock, net	-	-	-	548	-
Proceeds from exercise of stock options	702	2,235	3,995	1,205	6,230
Excess tax benefits from share-based
compensation arrangements	1,913	-	-	2,621	-
Net cash provided by (used in) financing activities	15,025	(108,354)	(11,193)	28,686	(119,547)

Effect of exchange rate changes on cash	(1)	(243)	2,650	(12)	2,407

Increase (decrease) in cash and cash equivalents	7,597	(103,387)	12,857	10,157	(90,530)

Cash and cash equivalents, beginning of period	27,497	238,407	135,020	24,937	238,407

Cash and cash equivalents, end of period	$35,094	$135,020	$147,877	$35,094	$147,877

Supplemental cash flow information:
Acquisition of property and equipment by capital leases	$19,191	$11,683	$23,637	$37,703	$35,320
Acquisition of property and equipment by notes payable	6,823	-	-	9,930	-
Vendor financed equipment purchases	$26,014	$11,683	$23,637	$47,633	$35,320

Key Metrics – Quarter to Date
(Unaudited)

	Three Months Ended
(Dollar amounts in thousands, except annualized net	June 30,	September 30,	December 31,	March 31,	June 30,
revenue per average technical square foot)	2008	2008	2008	2009	2009
Growth
Managed hosting customers at period end	17,220	18,012	18,480	19,048	19,363
Cloud customers at period end*	16,387	18,173	34,820	43,030	51,440
Number of customers at period end	33,607	36,185	53,300	62,078	70,803

Managed hosting, net revenue	$125,498	$131,908	$134,275	$134,204	$138,943
Cloud, net revenue	$5,331	$6,446	$8,862	$10,873	$13,052
Net revenue	$130,829	$138,354	$143,137	$145,077	$151,995
Revenue growth (year over year)	55.7%	44.0%	34.2%	21.3%	16.2%

Net upgrades (monthly average)	2.1%	1.8%	1.4%	0.9%	1.2%
Churn (monthly average)	-1.1%	-1.2%	-1.3%	-1.1%	-1.0%
Growth in installed base (monthly average)	1.0%	0.6%	0.1%	-0.2%	0.2%

Number of employees (Rackers) at period end	2,422	2,536	2,611	2,661	2,648
Number of servers deployed at period end	42,424	45,231	47,518	50,038	52,269

Profitability
Income from operations	$8,396	$9,490	$12,125	$13,021	$13,403
Depreciation and amortization	$21,637	$23,174	$26,310	$27,804	$29,711
Share-based compensation expense
Cost of revenue	$603	$819	$678	$629	$675
Sales and marketing	$533	$612	$595	$698	$721
General and administrative	$2,668	$2,886	$2,871	$2,910	$3,621
Total share-based compensation expense	$3,804	$4,317	$4,144	$4,237	$5,017
Adjusted EBITDA (1)	$33,837	$36,981	$42,579	$45,062	$48,131

Adjusted EBITDA margin (1)	25.9%	26.7%	29.7%	31.1%	31.7%

Operating income margin	6.4%	6.9%	8.5%	9.0%	8.8%

Income from operations	$8,396	$9,490	$12,125	$13,021	$13,403
Effective tax rate	37.9%	29.6%	27.7%	36.6%	36.2%
Net operating profit after tax (NOPAT) (1)	$5,214	$6,681	$8,766	$8,255	$8,551
NOPAT margin	4.0%	4.8%	6.1%	5.7%	5.6%

Capital efficiency and returns
Interest bearing debt	$183,553	$297,933	$300,413	$201,507	$210,284
Stockholders' equity	$117,417	$269,008	$269,684	$282,880	$308,823
Less: Excess cash	$-	$(235,421)	$(200,620)	$(117,611)	$(129,638)
Capital base	$300,970	$331,520	$369,477	$366,776	$389,469
Average capital base	$275,935	$316,245	$350,497	$368,127	$378,123
Capital turnover (annualized)	1.90	1.75	1.63	1.58	1.61

Return on capital (annualized) (1)	7.6%	8.5%	10.0%	9.0%	9.0%

Capital expenditures
Purchases of property and equipment, net	$40,273	$45,328	$32,547	$25,589	$31,027
Vendor financed equipment purchases	$26,014	$23,009	$14,848	$11,683	$23,637
Total capital expenditures	$66,287	$68,337	$47,395	$37,272	$54,664

Customer gear	$27,347	$27,627	$23,073	$19,255	$32,448
Data center build outs	$18,509	$21,679	$14,240	$11,386	$13,914
Office build outs	$12,815	$11,227	$8,340	$2,239	$1,651
Capitalized software and other projects	$7,616	$7,804	$1,742	$4,392	$6,651
Total capital expenditures	$66,287	$68,337	$47,395	$37,272	$54,664

Infrastructure capacity and utilization
Technical square feet of data center space at period end **	133,462	136,962	134,923	157,523	177,371
Annualized net revenue per average technical square foot **	$4,217	$4,093	$4,212	$3,969	$3,631
Utilization rate at period end	59.1%	63.4%	70.4%	64.6%	59.8%

* December 31, 2008, March 31, 2009, and June 30, 2009 amounts include customers resulting from the Slicehost acquisition, and
March 31, 2009 and June 30, 2009 amounts include SaaS customers for Jungle Disk.
** The technical square feet as of June 30, 2009, includes the addition of 18,748 square feet for phase two of our Slough, U.K. data center and 1,100 square feet for the first phase of our new Virginia data center. 11,750 square feet will be removed in the 3rd quarter of 2009 for operations at a U.K. data center that will be decommissioned and migrated to the Slough data center.
(1) See discussion and reconciliation of our Non-GAAP financial measures to the most comparable GAAP measures.

Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
(In thousands)	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

Net revenue	$130,829	$138,354	$143,137	$145,077	$151,995
Costs and expenses:
Cost of revenue	42,842	45,499	45,019	46,210	48,235
Sales and marketing	19,846	21,462	21,447	20,502	19,080
General and administrative	38,108	38,729	38,236	37,540	41,566
Depreciation and amortization	21,637	23,174	26,310	27,804	29,711
Total costs and expenses	122,433	128,864	131,012	132,056	138,592
Income from operations	8,396	9,490	12,125	13,021	13,403
Other income (expense):
Interest expense	(1,834)	(1,912)	(3,153)	(2,535)	(2,172)
Interest and other income (expense)	173	(144)	492	(91)	(267)
Total other income (expense)	(1,661)	(2,056)	(2,661)	(2,626)	(2,439)
Income before income taxes	6,735	7,434	9,464	10,395	10,964
Income taxes	2,553	2,199	2,620	3,807	3,973
Net income	$4,182	$5,235	$6,844	$6,588	$6,991

	Three Months Ended
(Percent of net revenue)	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses
Cost of revenue	32.7%	32.9%	31.5%	31.9%	31.7%
Sales and marketing	15.2%	15.5%	15.0%	14.1%	12.6%
General and administrative	29.1%	28.0%	26.7%	25.9%	27.3%
Depreciation and amortization	16.5%	16.7%	18.4%	19.2%	19.5%
Total costs and expenses	93.6%	93.1%	91.5%	91.0%	91.2%
Income from operations	6.4%	6.9%	8.5%	9.0%	8.8%
Other income (expense):
Interest expense	-1.4%	-1.4%	-2.2%	-1.7%	-1.4%
Interest and other income (expense)	0.1%	-0.1%	0.3%	-0.1%	-0.2%
Total other income (expense)	-1.3%	-1.5%	-1.9%	-1.8%	-1.6%
Income before income taxes	5.1%	5.4%	6.6%	7.2%	7.2%
Income taxes	2.0%	1.6%	1.8%	2.6%	2.6%
Net income	3.2%	3.8%	4.8%	4.5%	4.6%

Due to rounding, totals may not equal the sum of the line items in the table above.

(1) Non-GAAP Financial Measures

Adjusted EBITDA (Non-GAAP financial measure)

We define Adjusted EBITDA as Net Income, plus Income Taxes, Total Other Income (Expense), Depreciation and Amortization, and non-cash charges for share-based compensation.

Adjusted EBITDA is a metric that is used in our industry by the investment community for comparative and valuation purposes. We disclose this metric in order to support and facilitate the dialogue with research analysts and investors.

Note that Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for income from operations, which we consider to be the most directly comparable GAAP measure. Adjusted EBITDA has limitations as an analytical tool, and when assessing our operating performance, you should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.  See our Adjusted EBITDA reconciliation in our key metrics table below.

	Three Months Ended
(Dollars in thousands)	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
	(Unaudited)
Net revenue	$130,829	$138,354	$143,137	$145,077	$151,995

Income from operations	$8,396	$9,490	$12,125	$13,021	$13,403

Net income	$4,182	$5,235	$6,844	$6,588	$6,991
Plus: Income taxes	2,553	2,199	2,620	3,807	3,973
Plus: Total other (income) expense	1,661	2,056	2,661	2,626	2,439
Plus: Depreciation and amortization	21,637	23,174	26,310	27,804	29,711
Plus: Share-based compensation expense	3,804	4,317	4,144	4,237	5,017
Adjusted EBITDA	$33,837	$36,981	$42,579	$45,062	$48,131

Operating income margin	6.4%	6.9%	8.5%	9.0%	8.8%

Adjusted EBITDA margin	25.9%	26.7%	29.7%	31.1%	31.7%

Return on Capital (ROC) (Non-GAAP financial measure)

We define Return on Capital (ROC) as follows:

ROC = Net Operating Profit After Tax (NOPAT)
Average Capital Base

NOPAT = Income from operations x (1 – Effective tax rate)

Average Capital Base = Average of (Interest bearing debt + stockholders’ equity – excess cash) = Average of (Total assets – excess cash – accounts payables and accrued expenses – deferred revenues – other non-current liabilities and deferred income taxes); calculated on a quarterly basis.

For the periods ending March 31, 2009 and June 30, 2009, we define excess cash as the amount of cash and cash equivalents that exceeds our operating cash requirements, which for these periods are calculated as three percent of our annualized net revenue for the three months prior to period end.  For prior periods, we defined excess cash as our investments in money market funds.  As a result of a decrease in capital requirements due to the completion of the last phase of our Grapevine, Texas data center and phase 2 of our Slough, U.K. data center, as well as the signing of leases to occupy data centers that have minimal data center build out costs, our operating cash requirements have declined. We will periodically review the calculation and adjust it to reflect our projected cash requirements for the upcoming year.

We believe that ROC is an important metric for investors in evaluating a company’s performance. ROC relates after-tax operating profits with the capital that is placed into service. It is therefore a performance metric that incorporates both the Statement of Income and the Balance Sheet. ROC measures how successfully capital is deployed within a company.

Note that ROC is not a measure of financial performance under GAAP and should not be considered a substitute for return on assets, which we consider to be the most directly comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. See our ROC reconciliation to return on assets below.

	Three Months Ended
(Dollars in thousands)	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
	(Unaudited)
Income from operations	$8,396	$9,490	$12,125	$13,021	$13,403
Effective tax rate	37.9%	29.6%	27.7%	36.6%	36.2%
Net operating profit after tax (NOPAT)	$5,214	$6,681	$8,766	$8,255	$8,551

Net income	$4,182	$5,235	$6,844	$6,588	$6,991

Average total assets	$381,815	$546,761	$685,236	$643,349	$629,114
Less: Average excess cash	-	(117,710)	(218,021)	(159,116)	(123,625)
Less: Average accounts payable and accrued expenses	(76,494)	(79,837)	(76,564)	(71,299)	(79,263)
Less: Average deferred revenue (current and non-current)	(19,762)	(20,077)	(20,111)	(20,271)	(20,193)
Less: Average other non-current liabilities and deferred income taxes	(9,624)	(12,892)	(20,043)	(24,536)	(27,910)
Average capital base	$275,935	$316,245	$350,497	$368,127	$378,123

Return on assets (annualized)	4.4%	3.8%	4.0%	4.1%	4.4%
Return on capital (annualized)	7.6%	8.5%	10.0%	9.0%	9.0%

Adjusted Free Cash Flow (Non-GAAP financial measure)

We define Adjusted Free Cash Flow as Adjusted EBITDA less total capital expenditures (including vendor financed equipment purchases), cash payments for interest, net, and cash payments for income taxes, net.

We believe that Adjusted Free Cash Flow is an important metric for investors in evaluating a company’s operating financial performance and liquidity.  Note that Adjusted Free Cash Flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. See our Adjusted Free Cash Flow reconciliation to Adjusted EBITDA below, as well as our reconciliation of Net income to Adjusted EBITDA provided above.

Three Months Ended
(In thousands)	June 30, 2009
(Unaudited)
Adjusted EBITDA	$48,131
Less: Total capital expenditures	(54,664)
Less: Cash payments for interest, net	(2,250)
Less: Cash payments for income taxes, net	741
Adjusted free cash flow	$(8,042)

Net Leverage (Non-GAAP financial measure)

We define Net Leverage as Net Debt divided by Adjusted EBITDA (trailing twelve months).

We believe that Net Leverage is an important metric for investors in evaluating a company’s liquidity.  Note that Net Leverage is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. See our Net Leverage calculation below.

(Dollars in thousands)	As of June 30,
2009
(Unaudited)
Obligations under capital leases	$104,088
Debt	106,196
Total debt	$210,284
Less: Cash and cash equivalents	(147,877)
Net debt	$62,407
Adjusted EBITDA (trailing twelve months)	$172,753

Net leverage	0.36